As filed with the Securities and Exchange Commission on August 9, 2007

Registration No.  333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

Depomed, Inc.

(Exact Name of Registrant as Specified in Its Charter)

California	94-3229046
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1360 O’Brien Drive, Menlo Park, California, 94025
(Address of Principal Executive Offices)

2004 Equity Incentive Plan 2004 Employee Stock Purchase Plan
(Full Title of the Plan)

John W. Fara, Ph.D.
Chairman, President and Chief Executive Officer
1360 O’Brien Drive
Menlo Park, California 94025
(Name and Address of Agent For Service)

(650) 462-5900
(Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Kyle V. Guse

Heller Ehrman LLP

275 Middlefield Road

Menlo Park, CA 94025

Telephone: (650) 324-7000

Facsimile: (650) 324-0638

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price(4)	Amount of Registration Fee
Common Stock, no par value, issuable under 2004 Equity Incentive Plan	1,500,000	$2.26	(2)	$3,390,000	$104.07
Common Stock, no par value, issuable under 2004 Employee Stock Purchase Plan	500,000	$1.92	(3)	$960,500	$29.49
TOTAL	2,000,000			$4,350,500	$133.56

(1)

Includes such indeterminable number of additional shares as may be issued as a result of an adjustment in the shares in the event of a stock split, stock dividend or similar capital adjustment, as required by the Plans.

(2)

Estimated solely for the purpose of computing the amount of registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the Registrant’s Common Stock reported on the Nasdaq Global Market on August 7, 2007.

(3)

Estimated solely for the purpose of computing the amount of registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the Registrant’s Common Stock reported on the Nasdaq Global Market on August 7, 2007, multiplied by 85%, which is the percentage of the trading purchase price applicable to purchases under the referenced plan.

(4)	Computed in accordance with Rule 457(h)(1) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                       Incorporation of Documents by Reference

The following documents filed or to be filed with the Securities and Exchange Commission (SEC) Registrant are incorporated by reference in this Registration Statement:

(a)           The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as filed with the SEC on March 16, 2007, including information incorporated by reference in the Form 10-K from the Registrant’s definitive proxy statement for its 2007 annual meeting of shareholders, which was filed on April 13, 2007;

(b)           The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, as filed with the SEC on May 9, 2007 and for the quarter ended June 30, 2007, as filed with the SEC on August 8, 2007;

(c)           The Registrant’s Current Report on Form 8-K filed with the SEC on January 31, 2007, February 12, 2007, March 8, 2007, March 14, 2007, March 23, 2007, April 23, 2007, May 8, 2007, July 5, 2007, July 23, 2007 and August 7, 2007; and

(d)           The description of the Common Stock of the Registrant contained in the Registrant’s registration statement on Form 8-A (No. 000-23267) filed with the SEC on December 16, 2003, pursuant to Section 12 of the Exchange Act.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents.

Item 4.                       Description of Securities.

Not applicable.

Item 5.                       Interests of Named Experts and Counsel.

Julian N. Stern, the sole shareholder of a professional corporation which was a partner of a predecessor of Heller Ehrman LLP, is a director and Secretary of the company.  As of August 7, 2007, Mr. Stern beneficially owns 180,833 shares of common stock of the Registrant.

Item 6.                       Indemnification of Directors and Officers

Pursuant to Sections 204 and 317 of the California Corporations Code, as amended, the Registrant has included in its articles of incorporation and bylaws provisions regarding the indemnification of officers and directors of the Registrant.  Article Four of Registrant’s Amended and Restated Articles of Incorporation provides as follows:

“The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.  This corporation is also authorized, to the fullest extent permissible under California law, to indemnify its agents (as defined in Section 317 of the California Corporations Code), whether by bylaw, agreement or otherwise, in excess of the indemnification expressly permitted by Section 317 and to advance defense expenses to its agents in connection with such matters as they are incurred, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code.  If, after the effective date of this Article, California law is amended in a manner which permits a corporation to limit the monetary or other liability of its directors or to authorize indemnification of, or advancement of such defense expense to, its directors or other persons, in any such case to a greater extent than is permitted on such effective date, the references in this Article to “California law” shall to that extent be deemed to refer to California law as so amended.”

Section 29 of the Registrant’s Bylaws, as amended, provides as follows:

“29.  Indemnification of Directors and Officers.

(a)           Indemnification.  To the fullest extent permissible under California law, the corporation shall indemnify its directors and officers against all expenses, judgment, fines, settlement and other amounts actually and reasonably incurred by them in connection with any proceeding, including an action by or in the right of the corporation, by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, trustee, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise (including service with respect to employee benefit plans).  To the fullest extent permissible under California law, expenses incurred by a director or officer seeking indemnification under this bylaw in defending any proceeding shall be advanced by the corporation as they are incurred upon receipt by the corporation of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that the director or officer is not entitled to be indemnified by the corporation for those expenses.  If, after the effective date of this bylaw, California law is amended in a manner which permits the corporation to authorize indemnification of or advancement of expenses to its directors or officers, in any such case to a greater extent than is permitted on such effective date, the references in this bylaw to “California law” shall to that extent be deemed to refer to California law as so amended.  The rights granted by this bylaw are contractual in nature and, as such, may not be altered with respect to any present or former director or officer without the written consent of that person.

(b)           Procedure.  Upon written request to the Board of Directors by a person seeking indemnification under this bylaw, the Board shall promptly determine in accordance with Section 317(e) of the California Corporations Code whether the applicable standard of conduct has been met and, if so, the Board shall authorize indemnification.  If the Board cannot authorize indemnification because the number of directors who are parties to the proceeding with respect to which indemnification is sought prevents the formation of a quorum of directors who are not parties to the proceeding, then, upon written request by the person seeking indemnification, independent legal counsel (by means of a written opinion obtained at the corporation’s expense) or the corporation’s shareholders shall determine whether the applicable standard of conduct has been met and, if so, shall authorize indemnification.

(c)           Definitions.  The term “proceeding” means any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative.  The term “expenses” includes, without limitation, attorney’s fees and any expenses of establishing a right to indemnification.”

The Registrant has entered into indemnification agreements with each of its current directors and officers pursuant to the foregoing provisions.

Item 7.                       Exemption from Registration Claimed

Not applicable.

Item 8.                       Exhibits

5.1	Opinion of Heller Ehrman LLP

10.1 (1)	2004 Equity Incentive Plan

10.2 (1)	2004 Employee Stock Purchase Plan

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Heller Ehrman LLP (filed as part of Exhibit 5.1)

24.1	Power of Attorney (See page II-4)

(1)          Incorporated by reference to the Company’s Form 10-Q filed with the SEC on August 8, 2007.

Item 9.                       Undertakings

A.                                   The undersigned Registrant hereby undertakes:

(i)                                     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(ii)                                  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(iii)                               To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.            The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Menlo Park, State of California, on this 9th day of August, 2007.

DEPOMED, INC.

By:	/s/ John W. Fara, Ph.D.
John W. Fara, Ph.D.
Chairman, President and Chief Executive Officer

POWER OF ATTORNEY TO SIGN AMENDMENT

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint John W. Fara and John F. Hamilton with full power of substitution, such person’s true and lawful attorneys-in-fact and agents for such person in such person’s name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully, to all intents and purposes, as he or such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ John W. Fara, Ph.D.	Chairman, President and Chief Executive	August 9, 2007
John W. Fara, Ph.D.	Officer (Principal Executive Officer)
/s/ John F. Hamilton	Vice President, Finance and Chief Financial	August 9, 2007
John F. Hamilton	Officer (Principal Accounting and Financial Officer)

/s/ G. Steven Burrill	Director	August 9, 2007
G. Steven Burrill

/s/ John W. Shell, Ph.D.	Director	August 9, 2007
John W. Shell, Ph.D.

/s/ Craig R. Smith, M.D.	Director	August 9, 2007
Craig R. Smith, M.D.

/s/ Peter D. Staple	Director	August 9, 2007
Peter D. Staple

/s/ Julian N. Stern	Director	August 9, 2007
Julian N. Stern

/s/ David B. Zenoff, D.B.A.	Director	August 9, 2007
David B. Zenoff, D.B.A.

Index to Exhibits

Item No.	Description of Item

5.1	Opinion of Heller Ehrman LLP

10.1 (1)	2004 Equity Incentive Plan

10.2 (1)	2004 Employee Stock Purchase Plan

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Heller Ehrman LLP (filed as part of Exhibit 5.1)

24.1	Power of Attorney (See page II-4)

(1)          Incorporated by reference to the Company’s Form 10-Q filed with the SEC on August 8, 2007.